Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES DECEMBER CASH DISTRIBUTION
     DALLAS, Texas, December 20, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.098284 per unit, payable on January 14, 2011, to unit holders of record on December 31, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased slightly from the previous month due primarily to higher prices for both oil and gas production offset by an increase in capital expenditures. This would primarily reflect production for the month of October. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 44,500 bbls and 186,868 Mcf. The average price for oil was $78.25 per bbl and for gas was $6.74 per Mcf. Capital expenditures were approximately $1,183,398. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)

Current Month	44,500	186,868	$78.25	$6.74

Prior Month	46,889	198,553	$71.77	$6.34
*     *     *

Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085